www.hearstargyle.com NEWS	Exhibit 99.1

Contact:	Thomas W. Campo (212) 887-6827 tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FULL YEAR

NEW YORK, N.Y., February 26, 2004 - Hearst-Argyle Television, Inc. (NYSE: HTV) today announced fourth-quarter earnings of $0.36 per diluted share, compared to $0.39 per diluted share in the fourth quarter of 2002. The results primarily reflect the normal off-cycle comparison to political advertising revenues recorded in the fourth quarter of 2002.

Net revenues for the quarter ended December 31, 2003 of $190.6 million declined 8.2%, from $207.6 million in the fourth quarter of 2002, while adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), as defined in the Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release, declined 11.7% to $83.7 million, from $94.8 million in the fourth quarter of 2002. Income applicable to common stockholders of $33.6 million decreased from $37.4 million in the fourth quarter of 2002.

Full-Year Results

For the year ended December 31, 2003, earnings per diluted share of $1.00 decreased from $1.15 per diluted share in 2002. Revenues for the year of $686.8 million decreased from $721.3 million in 2002, while adjusted EBITDA declined 11.3% to $274.3 million, from $309.2 million in 2002. Income applicable to common stockholders of $93.0 million decreased from $106.6 million in 2002.

As in the quarter, comparisons for the year were impacted by the normal substantial decline of political advertising in an odd-year period. Fourth-quarter political advertising revenues were approximately $9.3 million, compared to approximately $39.1 million in the fourth quarter of 2002, a decline of nearly $30 million. Political advertising revenues for the year totaled approximately $18.1 million, compared to approximately $73.3 million in 2002, a decline of more than $50 million. Comparisons for the year were also affected by the approximately $15 million in advertising related to the Winter Olympics on the Company’s NBC affiliates in the first quarter of 2002, and the estimated loss of $5 million in ad spending related to the Iraq war in March 2003.

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Hearst-Argyle Fourth Quarter 2003...2

“Notwithstanding the normal pattern of off-cycle comparisons to political and Olympics advertising that we received in 2002, our fourth-quarter results were heartening, as we saw some signs of modest growth in core ad spending, particularly in the latter half of the quarter,” said David J. Barrett, president and chief executive officer. “Many of our sales teams captured increased shares of TV revenues in their markets in the quarter and full year and, as evidenced by our competitively strong margin performance, our local TV business model continues to be very durable.

“As expected, our December momentum has carried into the first quarter of 2004,” Barrett noted. “Stimulated by political spending in several key markets, and by expectations for a gradually improving economy, advertisers are stepping up their interest in and commitment to local television, recognizing that it is the most valuable advertising platform available. The early political contests in Iowa, New Hampshire and South Carolina generated approximately $3.9 million in January net political revenues, which more than offset prior-year revenues realized by our ABC stations for the 2003 Super Bowl.

“Also in the first quarter, we paid a first-time quarterly dividend and announced the acquisition, subject to regulatory approval, of WMTW-TV in Portland, Maine,” Barrett said. “Both developments, we believe, further underscore our strong and improving cash position, the vitality of our business model and our confidence in our ability to grow the value of our Company.

“Our year is off to a good start,” Barrett added, “and we are optimistic about our growth prospects for 2004.”

Revenue Comparisons

Local revenues, including political revenues from all comparable periods, decreased approximately 2.0% for the quarter and 1.0% for the year; national revenues, including all political advertising, decreased approximately 18.8% for the quarter and 10.4% for the year. Local advertising, an important component of the Company’s revenue mix, represented approximately 61.1% and 59.1%, respectively, of the 2003 quarterly and full-year totals, compared to approximately 58.4% for the fourth quarter, and 57.5% for the full year of 2002.

By network affiliation, fourth-quarter and full-year net revenues for the Company’s NBC stations decreased 10.6% and 5.2%, respectively, compared to the same periods in 2002. The Company’s owned ABC stations declined approximately 5.7% and 5.3%, respectively, for the quarter and year compared to the comparable periods of 2002. The Company’s CBS station revenues decreased approximately 12.1% and 1.9%, respectively, for the quarter and year. The Company’s net revenue mix of owned TV stations for the year was approximately 46% NBC; 45% ABC; 6% CBS and 3% WB.

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Advertiser spending growth in the fourth quarter and full year came from auto, financial services, corporate packaged goods and furniture/housewares, while retail grew modestly. Non-cyclical categories registering declines for both periods included movies, beverages and fast foods.

Expenses

Salaries, benefits and other operating costs were $87.4 million for the quarter and $330.5 million for the year, compared to $90.6 million and $331.6 million, respectively, in the comparable periods in the prior year. Increases in health, welfare and benefits expenses and insurance costs were offset by decreases in selling expenses, incentive compensation and bad-debt expense.

Amortization of program rights was $15.2 million for the quarter and $62.8 million for the year, compared to $16.1 million and $60.8 million, respectively, in the fourth quarter and year of 2002. Program amortization increases were primarily attributable to previously disclosed new strategic program rights acquisitions of Oprah and other shows for the Company’s stations in Sacramento, Greenville and Fort Smith.

Depreciation and amortization was $18.2 million for the quarter and $55.5 million for the year, compared to $12.3 million and $43.6 million, respectively, in the fourth quarter and full year of 2002. The full-year increase was attributable in part to the recording of $4.6 million of accelerated depreciation on certain broadcasting equipment determined to be obsolete. Additionally, the Company reclassified an advertiser client base intangible asset from Goodwill, where it had been classified upon adoption on January 1, 2002 of FASB Statement No. 142, “Goodwill and Other Intangible Assets.” This reclassification required a catch-up adjustment to amortization of $7.1 million in the fourth quarter.

Corporate, general and administrative expenses were $4.3 million in the quarter and $19.1 million for the year, compared to $6.2 million and $19.7 million, respectively, in the fourth quarter and full year of 2002.

The dividends paid on the Company’s redeemable convertible preferred securities are now classified as “Interest expense, net - Capital Trust,” totaling $3.75 million for the fourth quarter and $15.0 million for the years ended December 31, 2003 and 2002.

For the quarter and year ended December 31, 2003, the Company’s capital expenditures were $5.5 million and $25.4 million, respectively, compared to $7.0 million and $25.9 million in the same periods in 2002. Approximately $3.8 million of the full-year 2003 total was for the Company’s digital television (DTV) build-outs.

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Hearst-Argyle Fourth Quarter 2003...4

In keeping with prior guidance, the Company’s effective tax rates for the quarter and year ended December 31, 2003 were adjusted to record tax benefits reflecting the conclusion of a routine federal tax examination in the third quarter and the closure of certain state tax matters in the fourth quarter.

Improving Liquidity and Financial Flexibility

“During 2003 we paid down $90 million of bank debt and started building up additional cash,” said Harry T. Hawks, Hearst-Argyle Television executive vice president and chief financial officer. “The outstanding balance on our bank credit facility is zero; we have no long-term debt due before 2006; and at December 31, 2003, we had approximately $71.5 million of cash on hand.

“Enabling our shareholders to further participate in our profitability, we initiated a $0.06 per share quarterly dividend, making our first payment last month,” Hawks added. “This dividend constitutes a relatively small portion of our annual net cash from operations and allows us flexibility to pursue attractive acquisition and investment opportunities, such as our recently announced agreement to acquire WMTW-TV, Portland, Maine.”

At December 31, 2003, the Company’s total long-term debt was approximately $882.4 million; long-term debt net of cash was approximately $810.9 million. Note payable to Capital Trust, reflecting the Company’s long-term obligation to its wholly owned unconsolidated subsidiary trust, which privately placed $200.0 million of redeemable convertible preferred securities in December 2001, was $206.2 million. [Please note that this is a change in presentation pursuant to adoption of FASB’s FIN 46.]

Moody’s Investor Services, Standard & Poor’s and Fitch Ratings rate Hearst-Argyle Television’s public debt as investment-grade; the Moody’s rating is Baa3; the S&P and Fitch ratings are BBB-. Hearst-Argyle Television’s investment-grade credit distinguishes the Company among “pure-play” TV-station owners.

Local Excellence

Hearst-Argyle stations KCCI-TV, Des Moines, WMUR-TV, Manchester, WCVB-TV, Boston, and WYFF-TV, Greenville, were in the local and national spotlight in December and January, reporting on the hotly contested Democratic races in Iowa, New Hampshire and South Carolina. The Company launched its “Commitment 2004“ election-coverage initiative with numerous programs and coverage elements, including a nine-part candidate-interview series and three major debates produced by WMUR and WYFF.

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During the fourth quarter, it was announced that WESH-TV, the Company’s NBC affiliate serving the Orlando-Daytona market, would be a recipient of the prestigious national Alfred I. duPont-Columbia University Award, for its 2003 news coverage of the Columbia Shuttle tragedy. The WESH announcement comes on the heels of the presentation to WCVB-TV, the Company’s ABC affiliate in Boston, of the 2002 duPont-Columbia Award for its coverage of Boston’s massive “Big Dig” construction project. These national awards are in addition to numerous local, regional and other national journalism awards earned this year throughout the Hearst-Argyle station group.

Hearst-Argyle stations, led by WISN-TV, Milwaukee, are the best performers for prime time in the ABC affiliate lineup. In overall household ratings, WISN ranked #1; WTAE-TV, Pittsburgh, #2; KMBC-TV, Kansas City, #6; and KOCO-TV, Oklahoma City, #8, among all ABC stations in the November ratings period.

WGAL-TV, Lancaster/Harrisburg, Pennsylvania, and KCCI were again among the strongest performing NBC and CBS affiliates, respectively, in both primetime and local-news time periods during the November “sweeps.”

2004 Outlook

The Company’s revenue outlook for the first quarter, and its cost outlook for the full year, are subject to and could be affected by economic developments; regulatory developments; the timing of any investments, dispositions or other transactions; and major news events, among other circumstances. Reference is made to the “Safe Harbor” statement regarding forward-looking comments at the end of this press release.

The Company expects first quarter revenues to grow by a high single-digit percentage from the $149.3 million reported in the first quarter of 2003.

The Company anticipates the following trends in 2004 full-year expenses and expenditures:

•	Salaries, benefits and other operating costs are projected to increase approximately 4-5% compared to 2003, due to continued increases in health, welfare and benefits-related costs and selling costs associated with year-over-year revenue growth;

•	Amortization of program rights is projected to decrease approximately 2% to approximately $61.5 million for the year;

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•	Depreciation and amortization is expected to be approximately $48.5 million;

•	Corporate, general and administrative expenses are expected to be approximately $22.0 million, reflecting in part increases in health and welfare benefits, insurance costs and incentive-compensation expenses;

•	Interest expense, net, is projected to be approximately $65.2 million; Interest expense, net - Capital Trust (previously classified as “Dividends on redeemable convertible preferred securities”) is expected to be $15.0 million;

•	Equity in income (loss) of affiliates is projected to be slightly positive;

•	The Company’s annual effective tax rate is projected to be approximately 38%;

•	Preferred dividend payments are projected to be approximately $1.1 million for the year; the Company plans to redeem the balance of its preferred equity by January 2005; and

•	Capital expenditures for 2004 are projected to be approximately $40.0 million, inclusive of approximately $25.0 million for maintenance, approximately $4.0 million for the full-power completion of several digital television build-outs, and approximately $11.0 million for various special projects, including the initial costs associated with a new facility to be built in Kansas City over the next 36 months.

Year-end long-term debt, notwithstanding elective uses of cash for strategic or investment purposes, is projected to remain at approximately $882.4 million, and year-end note payable to the Capital Trust, the Company’s wholly owned unconsolidated subsidiary, is expected to remain at $206.2 million.

For a review of non-GAAP financial measurements frequently used in broadcast industry analysis, and a reconciliation to the GAAP financial results cited in this news release and accompanying condensed consolidated income statements, please see the Supplemental Disclosures table at the end of this release. An updated Supplemental Disclosures reconciliation table will also be posted quarterly to the Company’s Web site, www.hearstargyle.com, in the Corporate Information section under “Financials.”

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Fourth-Quarter Conference Call

Hearst-Argyle will host a conference call at 9:30 a.m., New York City time, today. Senior management will discuss the financial results and respond to questions. A live audio Webcast of the call will be accessible to the public on the Company’s Web site, www.hearstargyle.com. A recording of the Webcast will subsequently be archived on the site. The conference call number is (800) 857-9600 for domestic calls and (773) 756-4629 for international calls; the conference can be accessed with the identification “Hearst-Argyle.” A replay of the call will be available through March 4 at (800) 839-4232 or (402) 998-1196 (international). The passcode number for the replay is 9859260.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 24 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach about 17.8% of U.S. TV households, making it one of the largest U.S. television station groups. The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner. Hearst-Argyle also owns 11 ABC affiliated stations, and manages an additional ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station. Hearst-Argyle also is involved in television production and syndication, through a joint venture with NBC Enterprises, and is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems. Hearst-Argyle is majority owned by The Hearst Corporation. Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenues, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.

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Hearst-Argyle Fourth Quarter 2003...8

HEARST-ARGYLE TELEVISION, INC. Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2003	2002	2003	2002
	(In thousands, except per share data)		(In thousands, except per share data)
	(Unaudited)

Total revenues	$190,606	$207,611	$686,775	$721,311

Station operating expenses:
Salaries, benefits and other operating costs	87,432	90,566	330,519	331,643
Amortization of program rights	15,210	16,065	62,845	60,821
Depreciation and amortization (1)	18,243	12,262	55,467	43,566
Corporate, general and administrative expenses	4,314	6,157	19,122	19,650

Operating income.	65,407	82,561	218,822	265,631

Interest expense, net	16,446	17,639	68,215	73,443
Interest expense, net - Capital Trust (2)	3,750	3,750	15,000	15,000
Other income, net	—	—	—	299
Equity in income (loss) of affiliates (3)	461	(290)	923	(3,269)

Income before income taxes	45,672	60,882	136,530	174,218

Income taxes (4)	11,767	23,134	42,309	66,201

Net income	33,905	37,748	94,221	108,017

Less preferred stock dividends (5)	298	329	1,211	1,377

Income applicable to common stockholders	$ 33,607	$ 37,419	$ 93,010	$106,640

Income per common share – basic	$ 0.36	$ 0.41	$ 1.00	$ 1.16

Number of common shares used in the calculation	92,692	92,344	92,575	92,148

Income per common share – diluted	$ 0.36	$ 0.39	$ 1.00	$ 1.15

Number of common shares used in the calculation (6)	93,198	100,721	92,990	92,550
Dividends per share	$ 0.06	$ —	$ 0.06	$ —

Supplemental Financial Data:
Program payments	$ 15,425	$15,644	$ 62,039	$ 59,870
Capital expenditures	$ 5,543	$ 6,957	$ 25,392	$ 25,920
Cash paid for income taxes, net of refunds (7)	$ (6,915)	$ (4,005)	$ 5,082	$ 18,404
Long-term debt, net of cash			$810,881	$968,936
Note payable to Capital Trust (2)			$206,186	$206,186
Common shares outstanding, net of treasury shares			92,767	92,364

See accompanying notes on the following pages.

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Hearst-Argyle Fourth Quarter 2003...9

Notes to Consolidated Statements of Income

(1) Depreciation expense for the three months and year ended December 31, 2003 included approximately $0.1 million and $4.6 million, respectively, of accelerated depreciation on certain broadcasting equipment which the Company determined to be obsolete. Amortization expense for the three months and year ended December 31, 2003 included approximately $7.1 million of amortization of a separately identified intangible asset, advertiser client base. In December 2003, the Company reconsidered a reclassification it had made in December 2001 related to this separately identified intangible asset. In December 2003, the Company determined the advertiser client base should continue to be separately identified from goodwill and, as an intangible asset with a determinable useful life under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, be amortized over its estimated useful life. Accordingly, the Company recorded amortization expense on the advertiser client base of $7.1 million in the fourth quarter of 2003.

(2) In December 2003, the Company adopted Financial Accounting Standard Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”). The adoption of FIN 46(R) required the Company to de-consolidate its wholly-owned trust subsidiary, the Hearst-Argyle Capital Trust (hereafter the “Capital Trust”). In order to present the Capital Trust as an unconsolidated subsidiary, the Company adjusted the presentation in its consolidated balance sheets as follows, for all periods presented: (i) reclassified the amount of $200.0 million, which was previously classified as “Company obligated redeemable convertible preferred securities of subsidiary trust holding solely parent company debentures” to “Note payable to Capital Trust”; (ii) presented an investment in the Capital Trust of $6.2 million, which is included under “Investments”; and (iii) presented a long-term note payable to the Capital Trust of $6.2 million, which is included under “Note payable to Capital Trust,” bringing the total “Note payable to Capital Trust” to $206.2 million. In addition, the Company adjusted the presentation in its consolidated income statements in all periods presented to reclassify the amounts previously presented as “Dividends on redeemable convertible preferred securities” to “Interest expense, net - Capital Trust.” These changes, required under FIN 46(R), represent financial statement presentation only and are not a result of any changes to the legal, financial, or operating structure of the Capital Trust.

(3) Represents the Company’s equity interests in the operating results of (i) entities related to Internet Broadcasting Systems, Inc. and (ii) NBC/Hearst-Argyle Syndication, LLC.

(4) In the three months ended December 31, 2003, the Company’s effective tax rate included a tax benefit of approximately $5.4 million, reflecting the conclusion of certain state examinations in the fourth quarter. In the year ended December 31, 2003, the Company’s effective tax rate included a tax benefit of approximately $9.4 million, which included (i) a tax benefit of approximately $4.0 million, reflecting the conclusion of a federal tax examination covering the Company’s 1998 through 2000 tax years in the third quarter of 2003; and (ii) a tax benefit of approximately $5.4 million, related to the closure of certain state matters in the fourth quarter of 2003.

(5) Represents preferred stock dividends relating to the preferred stock issued in connection with the acquisition of KHBS/KHOG.

(6) The number of common shares used in the calculation of diluted EPS for the three months ended December 31, 2002 includes 7,935,068 shares of Series A common stock to be issued upon the conversion of 1,400,000 shares of Series A 7.5% Preferred Securities and 2,600,000 shares of Series B 7.5% Preferred Securities. For all other periods presented, these shares were not included in the computation of diluted EPS because to do so would have been antidilutive.

(7) Cash paid for income taxes is presented net of tax refunds received by the Company of $21.8 million and $11.1 million for the three months ended December 31, 2003 and 2002, respectively; and $21.8 million and $20.8 million for the years ended December 31, 2003 and 2002, respectively.

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SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions. Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure. In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone. Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements. In addition, adjusted EBITDA is a key financial measure for the Company’s shareholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income: interest expense, net; interest expense, net - Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges. Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations:

•	Interest expense, net, and Interest expense, net - Capital Trust. By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures. Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•	Income taxes. By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates. Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

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Hearst-Argyle Fourth Quarter 2003...11

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (CONTINUED)

•	Depreciation and amortization. By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses. Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives. Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•	Equity in income (loss) of affiliates. This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests. As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results. However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•	Other income and expense, and special charges. These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next. By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next. Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	December 31,

	2003	2002	2001	2000	1999
	(In thousands)

Net income	$ 94,221	$108,017	$ 31,087	$ 44,925	$ 32,310
Add: Income taxes	42,309	66,201	27,448	38,060	31,270
Add: Equity in (income) loss of affiliates	(923)	3,269	6,461	6,234	279
Add: Other (income) expense, net	—	(299)	(48,778)	3,930	—
Add: Interest expense, net - Capital Trust	15,000	15,000	500	—	—
Add: Interest expense, net	68,215	73,443	98,725	112,086	$112,025

Operating income	$218,822	$265,631	$115,443	$205,235	$175,884
Add: Special charge	—	—	—	15,362	—
Add: Depreciation and amortization	55,467	43,566	129,420	125,207	108,039

Adjusted EBITDA	$274,289	$309,197	$244,863	$345,804	$283,923

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2003	2002	2003	2002
	(In thousands)		(In thousands)
	(Unaudited)

Net income	$33,905	$37,748	$ 94,221	$108,017
Add: Income taxes	11,767	23,134	42,309	66,201
Add: Equity in (income) loss of affiliates	(461)	290	(923)	3,269
Add: Other (income), net	—	—	—	(299)
Add: Interest expense, net - Capital Trust	3,750	3,750	15,000	15,000
Add: Interest expense, net	16,446	17,639	68,215	73,443

Operating income	$65,407	$82,561	$218,822	$265,631
Add: Depreciation and amortization	18,243	12,262	55,467	43,566

Adjusted EBITDA	$83,650	$94,823	$274,289	$309,197